EXHIBIT 10.2

                      JOINT DEVELOPMENT, MANUFACTURING,
                    DISTRIBUTION AND MARKETING AGREEMENT

     This Joint Development, Manufacturing, Distribution and Marketing Agreement (this "Agreement") is made as of July 26, 2010 (the "Effective Date") by and between Musclepharm Corporation, Inc., a Nevada corporation located at 4721 Ironton Street, Denver, Colorado, 80239 ("MPC"), and TapouT, LLC, a California limited liability company located at 21800 Barton Road, Grand Terrace, CA 92313 ("TapouT"). Each MPC and TapouT are referred to herein as a "Party" and collectively the "Parties." Brad Pyatt and Cory Gregory (the "Principals") are Parties to this Agreement for purposes of Sections 2(b)(i) only.

     A. MPC creates, distributes, sells and promotes mixed martial arts-related sports nutrition/supplement performance products (the "Category") branded with names, logos and/or marks owned by MPC described on Exhibit "A" (the "MPC Property").

     B. TapouT possesses technology, knowhow and expertise to develop, manufacture, distribute and market certain Products such as apparel and accessories bearing the MPC Property alone or with other branded names, logos and/or marks owned by TapouT ("Products").

     C. The Parties and the Principal desire to jointly develop, manufacture, distribute and market the Products, which MPC does not currently develop, manufacture, distribute and market as of the Effective Date, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Principal hereby agree as follows:

                                PRINCIPAL TERMS

     1.   Product Development.

          (a) The Parties shall mutually agree in writing upon the preliminary Specifications for all of the Products to be manufactured, distributed and marketed under this Agreement. "Specifications" mean the functional attributes and visceral appearance for the Products to be agreed to by the parties in accordance with Section 1(a).

          (b) TapouT will use good faith and reasonable commercial efforts to design, develop and prototype the Products in conformance with the Specifications and in the manner set forth in this Agreement.

          (c) MPC and the Principal will use good faith and reasonable commercial efforts to assist in the design, development and prototyping of the Products in the manner set forth in this Agreement. In connection therewith, on or prior to the Effective Date, the Parties each will assign a coordinator who shall act as the primary contact with the other party.

     2.   Distribution Services.

Engagement/License Grant. On the terms and subject to the conditions set forth in this Agreement, MPC hereby engages TapouT, and TapouT hereby accepts MPC's engagement, to be MPC's exclusive provider of Distribution Services (defined below) during the Distribution Term and in the Territory. "Distribution Services" means; (a) coordination of manufacturing and shipment of the Products; (b) coordination of sales of and fulfillment of orders for the Products and the related billing and collections from customers; and (c) consultation and recommendations with respect to product creative, branding, advertising, marketing and promotion given at TapouT's sole discretion. "Territory" means worldwide. In furtherance of the foregoing, MPC hereby grants to TapouT, and TapouT hereby accepts the sole and exclusive, non-transferable, non-assignable, non-sublicensable right and license, during the Distribution Term, to manufacture anywhere in the world, and distribute and sell in the Territory the Products, through the channels of distribution and retail stores mutually agreed to by the Parties, including through internet sites mutually acceptable to the Parties.

TapouT acknowledges that as between MPC and TapouT, MPC is the owner of all right, title and interest in and to the MPC Marks (as defined below) and all intellectual property provided by MPC to TapouT hereunder for use in connection with the Products. TapouT and MPC hereby acknowledge that any goodwill derived from any Products that bear more than one trademark/logo will inure to the benefit of the owner of each respective trademark/logo.

          (a) Exclusivity. TapouT shall have the exclusive right (even as to MPC) during the Distribution Term and in the Territory, to provide the Distribution Services (including, without limitation, to provide the services set forth in this Section 1) for and on behalf of MPC with respect to the Products. MPC agrees not to directly or indirectly provide, and not to appoint any other party to provide, such services with respect to the Products in the Territory during the Distribution Term. Further, MPC shall not individually approach any target customer for Products, for purposes of entering into a business relationship with such customer.

          (b)  Scope and Manner of Services.

               (i) Certain TapouT Obligations. TapouT will undertake commercially reasonable efforts to perform the Distribution Services. Without limiting the generality of the foregoing, and subject to the other terms and conditions of this Agreement, in the course of its provision of Distribution Services, TapouT shall undertake the following:

                     A. at MPC's reasonable request and at MPC's sole cost and expense, assist with (1) the design of Products; and (2) consultation concerning MPC's ideas for advertising, marketing or promotion of Products.

                     B. (1) arrange for and source the manufacture of Products, at the times and in the quantities reasonably necessary to fulfill current and anticipated orders for Products; (2) arrange for the importation of Products into the Territory; (3) arrange for the timely delivery and shipment of Products to retail and wholesale customer locations in the Territory (including, without limitation, retail and wholesale customers operating on or through the Internet); and (4) arrange for the delivery and shipment of Products to consumers as a result of Internet sales orders arising from any World Wide Web site owned or operated by TapouT, or with which TapouT maintains a resale or wholesale relationship. In this connection TapouT and MPC will mutually agree on the appropriate e-commerce sites from which to sell the Products, which may include a MPC-branded site hosted and operated by TapouT.

                     C. manage, store and warehouse at TapouT facilities, inventory of Products;

                     D. retain a team of experienced salespersons to solicit purchase orders for Products in the Territory;

                     E. ensure that all Products are manufactured in accordance with the quality standards and design direction communicated by MPC to TapouT from time to time, prior to production of the Products in question; and

                     F. meet from time to time with MPC to receive designs and artwork, and disclose and discuss production costs, for each planned Product offering.

                     G. Certain MPC Obligations. MPC shall regularly provide TapouT with artwork/designs incorporating MPC Property for apparel, accessories and other goods in a "vector art" format. MPC shall also (A) cooperate with TapouT in connection TapouT's provision of Distribution Services, and (B) promptly perform all of its obligations with respect to advertising, marketing and promotion costs and expenses. Without limiting the generality of the foregoing, in the course of its cooperation with TapouT and its performance of its obligations hereunder, MPC shall design, promote, market, and advertise Products in accordance with marketing budgets to be determined by MPC in consultation with TapouT. Following TapouT's written request, MPC shall make available to TapouT, at MPC's sole cost and expense, reasonable quantities of sales literature to support TapouT's sales efforts.

                (ii) Manufacture of the Products. Subject to the terms and conditions hereof, TapouT shall use commercially reasonable efforts to cause Manufacturer to supply to MPC such number of Products as may be required during the term of this Agreement to fill orders for the Products. The Parties shall use commercially reasonable efforts to enter into a Manufacturing Agreement with the Manufacturer that includes terms contemplated in this Agreement, including (among other things): (i) Manufacturer to provide MPC with a twelve (12) month limited warranty on all Products purchased by MPC, (ii) any amount payable in connection with such warranty is limited solely to the price paid by MPC for the related Product,
(v) any defective Product shall be tested by Manufacturer for quality control and repaired or replaced following conclusion of testing identifying a defect, (vi) Manufacturer shall complete all such testing, and shall repair or replace any defective Product within forty-eight (48) hours from the receipt of defective Product from MPC.

                (iii) Marketing and Sales of Products. The Parties agree to negotiate in good faith and to reach agreement on the following matters within fifteen (15) days after the Effective Date: the initial List Prices for the Product, the discounts that will be available to the various sales channels, the other terms and conditions of the sales of the Product to third parties, and the terms, conditions and pricing under which MPC will act as reseller of the Products. The Parties agree to cooperate in the future to establish different List Prices and discounts as needed to address cost changes or market conditions. All other terms and conditions of sales of the Products that are not addressed in the mutually agreed-to terms shall be set by TapouT. The Parties shall cooperate in marketing and selling the Products. For each sales lead generated by or becoming known to a Party, the Parties agree that for a preliminary time period to be agreed upon by the Parties, each of them will use reasonable best efforts to jointly assign a sales team consisting of a representative from each Party to pursue such leads with a view toward generating a sale. Orders for the Products, whether generated by MPC or TapouT, shall be submitted to TapouT for fulfillment. TapouT shall have the sole discretion to determine whether to extend credit to any potential purchaser of a Product. TapouT shall process orders for shipment in accordance with commercially reasonable standards. TapouT shall submit invoices to purchasers for Products shipped and shall be responsible for collection of such invoices. TapouT shall provide to MPC written monthly reports that describe the identity of the purchasers, the Products sold, quantities, discounts and prices for all sales of Products. Revenue from sales of Product shall be considered solely the revenue of TapouT for all accounting and other purposes. It is expressly understood and agreed that this Agreement, and any exports, sales, transfers, or any other disposition of Products, to the extent incorporated in the Product, are subject to the laws and regulations of the United States. Specifically, contracts and orders placed for the Product may require advance U.S. Government Export approval or licensing, and, therefore all such contracts and orders are subject to the receipt of any necessary approvals and licenses. The Parties hereto agree to solicit orders, and MPC agrees to process and ship orders, in accordance with all applicable laws and regulations.

                (iv) MPC Insurance. MPC shall obtain and carry in full force and effect commercial general liability insurance, including advertising injury liability, which shall protect TapouT with respect to any claims arising from the MPC Marks and any other intellectual property supplied by MPC to TapouT for use in connection with the Products. Such insurance (i) shall be issued by an insurer licensed to practice in the State of California or an insurer pre-approved by TapouT, such approval not to be unreasonably withheld, (ii) shall list TapouT as an additional insured thereunder, and (iii) shall require thirty (30) days written notice to be given to TapouT prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000). MPC shall provide TapouT with certificates of insurance evidencing compliance with this section. MPC shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which TapouT continues to sell or distribute the Products under this Agreement.

                (v) TapouT Insurance. TapouT shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance, which shall protect MPC with respect to any claims arising from the Products as well as from TapouT's performance of the Distribution Services, except for claims arising from MPC Marks and any other intellectual property supplied by MPC to TapouT for use in connection with the Products. Such insurance (i) shall be issued by an insurer licensed to practice in the State of California or an insurer pre-approved by MPC, such approval not to be unreasonably withheld, (ii) shall list MPC as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to MPC prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. TapouT shall provide MPC with certificates of insurance evidencing compliance with this section. TapouT shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which TapouT continues to sell or distribute the Products under this Agreement.

          (c)  Designated Customers

               (i) MPC shall have the right to approve of the channels of distribution and of retail store customers who will carry the Products, which approval shall not be unreasonably denied. During the Term, MPC shall not be permitted to contact, negotiate or otherwise initiate sales from any existing customer during the Distribution Term and in the Territory.

          (d)  Administrative Services.

               (i) TapouT shall provide MPC, in addition to the Distribution Services, such other services as may be mutually agreed in writing (the "Admin Services") during the Distribution Term, which will include, at a minimum, the services set forth below. TapouT may also create, prepare, and file such additional reports and records as are reasonably necessary and appropriate in connection with the Admin Services. In connection with the Admin Services to be provided hereunder, and throughout the Distribution Term, TapouT may provide such services in its own name and under its own billing and collection accounts, or in the name and under accounts established for and on behalf of MPC, in each case as determined by mutual agreement of the Parties. In the event that TapouT, with MPC's agreement, provides such services in the name and under accounts established for and on behalf of MPC, then, pursuant to standing instructions reasonably necessary to carry out the terms of this Agreement issued by MPC, to the financial institution(s) whereby MPC's account(s) is/are maintained, MPC, upon mutual agreement of the Parties via a separate written instrument e.g. Limited Power of Attorney, shall appoint TapouT as MPC's true and lawful agent for the following purposes including, but not limited to:

                    A. to provide for the collection and receipt in MPC's name and for MPC's account of accounts receivable of MPC, to deposit such collections in an account in the name of MPC, and generally to administer such accounts receivable, including, but not limited to, (i) extending the time of payment of any such accounts; (ii) discharging or releasing the obligors of any such accounts; (iii) providing for credits, refunds, chargebacks, adjustments, or other modifications to the terms of such accounts, including, without limitation, in connection with the return or exchange of Products; (iv) suing, assigning or selling at a discount such accounts to collection agencies; or (v) taking other measures to require the payment of any such accounts; and

                    B. to take possession of, endorse in the name of MPC, and deposit into MPC's account any notes, checks, money orders and any other instruments received on behalf of MPC in payment for goods or services.

               (ii) Notwithstanding the manner in which the Admin Services are provided (i.e., in the name of TapouT, or in the name of MPC, for and on behalf of MPC), MPC hereby acknowledges and agrees that except for issues pertaining to the design of the Products, prices to be charged for the Products, the timing and volume of close-outs and discounted sales, customer service with respect to the Products, and except as otherwise provided in this Agreement, any and all decision making made by TapouT with respect to the sale of Products, the return of Products, the billing, collection and administration of accounts receivable, and the credits, refunds, chargebacks, adjustments, reimbursements or other terms (or concessions) provided to customers, including Designated Customers, shall be in TapouT's sole and absolute discretion, shall not be subject to challenge by MPC, and shall be binding on MPC in all events and circumstances. Without limiting the foregoing, the Parties expressly acknowledge and agree that TapouT shall be permitted to, in its sole and absolute discretion, among other matters, (i) extend the time of payment of any accounts receivable; (ii) discharge or release the obligors of any accounts receivable; (iii) provide for credits, refunds, chargebacks, adjustments, or other modifications to the terms of such accounts receivable, including, without limitation, in connection with the return or exchange of Products; (iv) sue, assign or sell at a discount such accounts receivable to collection agencies; or (v) take other measures to require the payment of any such accounts receivable.

               (iii) Upon mutual agreement of the Parties, MPC shall reimburse TapouT for one hundred percent (100%) of all costs incurred, directly or indirectly by TapouT, in connection with the provision of the Admin Services and outside accounting services and outside licensing services including, but not limited to, licensing software solutions, provided, however, those costs shall not include personnel or allocation of overhead in connection therewith.

          (e)  Payment Obligations; Revenue Share.

                    A. Independent Payment Obligations. TapouT will be solely responsible for all of its internal, overhead costs and expenses incurred while performing the Distribution Services, except that commissions payable to independent sales agents solely related to sales of Products shall be included as part of the costs to be deducted from Gross Revenues as described in sub-section B below. TapouT is not obligated to make any third party payments with respect to the Distribution Services nor with respect to the design, advertising, marketing or promotion of the Products that TapouT itself did not agree to pay, and it is contemplated that MPC will contract for same in its own name and make such payments directly for design, advertising, marketing and promotion of the Products. MPC, and not TapouT, will be responsible for all costs and expenses incurred before the Effective Date of this Agreement. MPC, and not TapouT, will also be responsible for all costs and expenses, incurred both before and after the Effective Date of this Agreement, related to advertising, marketing and promotion, relating to the Products.

                    B. Revenue Share. In consideration of its Distribution Services, TapouT will be entitled to receive or retain, as applicable, fifty percent (50%) of Gross Revenues (the "TapouT Revenue Share"). "Gross Revenues" means any and all revenue received by or on account of MPC, or by or on account of TapouT, in connection with the sale of Products to customers during the Distribution Term or thereafter. With respect to Gross Revenues received during a given calendar month, TapouT will retain an amount equal to the product of (A) fifty percent (50%), multiplied by (B) the difference of
(i) the amount of Gross Revenues received during such calendar month, less
(ii) all manufacturing costs, price allowances, shipping, trade discounts, return credits, refunds, chargebacks, independent sales agent commissions, applicable withholding taxes (if any), freight amounts, and other customary and documented adjustments, reimbursements or concessions provided to customers in writing and incurred during such calendar month, and will pay to MPC the balance of any remaining amounts, if any, which payment will be made within thirty (30) days of each month, and will be accompanied by an
accounting statement explaining the basis thereof.   For example purposes
only, in the event that TapouT sells one Product for $36.00 online in a given calendar quarter, and the cost to manufacture, print and produce that t-shirt is $6.00, MPC will be entitled to 50% of $30.00 (which represents the gross revenue received less the cost, and accordingly, MPC will be entitled to
$15.00 in connection with the sale of that t-shirt).   Unless otherwise
agreed in writing by the Parties, any and all Gross Revenues shall be collected by TapouT.

               (ii) Audit. During the Term and during any period in which a Party is receiving Gross Revenues, and for one (1) year thereafter, each Party shall have the right to cause its independent auditor to review and audit the other Party's books and records relating to this Agreement, not more than once per calendar year and only upon ten (10) business days prior written notice, and if any such review or audit establishes any underpayment, the audited Party shall immediately pay such underpaid amount upon demand thereof by the auditing Party, and if there exists a variance of more than ten percent (10%) for the accounting period audited, the audited Party will reimburse the auditing Party its reasonable auditing, review and collection costs and expenses excluding any legal fees. For the avoidance of doubt, all books and records of the audited Party shall be deemed the Confidential Information of such Party, and shall only be used by the relevant independent auditor on the premises of the audited Party solely for the purpose of conducting the audit hereunder, and may not be shared, used or disclosed to the auditing Party under any circumstances. Any independent auditor utilized by a Party hereunder shall be required to sign a confidentiality agreement reasonably acceptable to the audited Party. Any dispute arising from an individual audit must be brought within a period of one (1) year from the date of any applicable audit, and/or the date of any applicable receipt or deposit of any applicable payment arising therefrom, as applicable.

               (iii) Taxes. The Parties are solely responsible for payment of any and all of their respective local, state and federal taxes in connection with any and all Gross Revenues received hereunder or otherwise. If the Parties, for any reason, are required to pay any such tax on account of the other Party in connection with this Agreement, the non-paying Party shall promptly reimburse the paying Party for such taxes. Additionally, the Parties will defend, indemnify and hold the other Party, and its affiliates and distributors, and each of their members, equity holders, officers, directors, employees, harmless from and against all claims, liability, damages and costs and expenses (including, without limitation, attorneys fees and costs) arising from or in connection with its respective tax obligations or any matters arising in connection therewith.

          (f)  Indemnification Obligations.   MPC will be solely responsible
for, and will defend, indemnify and hold TapouT, and its affiliates and distributors, and each of their members, equity holders, officers, directors, employees, harmless from and against all claims, liability, damages and costs and expenses (including, without limitation, attorneys fees and costs) arising out of or related to (i) the MPC Marks and other intellectual property matters (including, without limitation, any claims that the Products or any names, trademarks or logos therein, infringe the intellectual property or other proprietary rights of any third party), and compliance with law related thereto; supplied by MPC for use by TapouT in connection with the Products, or (ii) any breach by MPC of its obligations, covenants, agreements, representations and warranties under this Agreement. Except to the extent MPC owes TapouT any indemnity obligation hereunder, TapouT will solely responsible for, and will defend, indemnify and hold MPC harmless from and against all claims, liabilities, damages and costs and expenses including, without limitation, attorneys fees and costs, arising out of or related to (w) the manufacturing of the Products and TapouT's provision of the Distribution Services, and (x) any breach by TapouT of its obligations, covenants, agreements, representations and warranties under this Agreement. The Party claiming indemnification pursuant to this Section 2(f) (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") of any such claim of which it becomes aware and shall: (y) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim, and (z) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party's rights or interests without prior written consent of the Indemnified Party

          (g)  Term and Termination.

               (i) Term. The term of this Agreement will commence on the Effective Date and will continue for a period of three (3) years following the Effective Date, unless terminated earlier as set forth herein (the "Initial Term"). The term may be renewed at the request of TapouT for successive periods of three (3) years each provided that (A) it requests renewal no later than 90 days prior to the expiration of the Initial Term or each renewed term, as the case may be, (B) at the time it requests renewal, and at the time the renewal term begins, it is not in breach of any material obligation hereunder, (C) it agrees to reasonable minimum net sales obligations for each renewal term and (D) MPC approves the renewal request. (collectively, the Initial Term and any renewal terms are referred to herein as the "Distribution Term").

               (ii) Voluntary Termination. Notwithstanding any portion of this Agreement to the contrary, this Agreement may be terminated by TapouT for its convenience, upon ninety (90) calendar days prior written notice thereof.

               (iii) Immediate Termination for Certain Acts. In addition to the right to terminate for breach described below, MPC shall have the right to terminate this Agreement immediately, and without being obligated to allow for a cure period, under the following circumstances: (A) if TapouT fails to achieve US$1.5 million dollars in gross sales within 12 months after the Effective Date; or (B) if TapouT willfully engages in any activity to harm the value or reputation of the MPC Marks; or (C) if an audit reveals an underpayment of MPC's share of revenue share greater than 25%, or (D) if TapouT breaches a material obligation of this Agreement for the 3rd time in any calendar year during the Term. Any of the foregoing events shall constitute a material breach by TapouT of this Agreement.

               (iv) Termination for Breach. Without limitation to the foregoing, in the event either Party is in material breach or default of its obligations under this Agreement, the other Party may give a detailed notice of default with an explanation of what is required to cure and the defaulting Party shall have thirty (30) days to cure. In the event the defaulting Party so fails to timely cure, or commence efforts reasonably designed to cure within a reasonable period of time, within such thirty (30) day period, the other Party may terminate the Distribution Term upon written notice.

               (v) Insolvency/Bankruptcy. In the event that: (a) either Party becomes insolvent or enters into any arrangement or composition with creditors, or makes an assignment for the benefit of creditors; (b) there is a dissolution, liquidation or winding up of either Party's business; or (c) a trustee in bankruptcy of the assets of either Party is appointed, the other Party may terminate this Agreement immediately by giving written notice of termination to the first Party.

               (vi) No Waiver. The termination or expiration of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party for any liability or obligation incurred under this Agreement, or at any time thereafter, as applicable.

               (vii) Effect of Termination. The expiration or termination of this Agreement shall not cancel the sale and delivery of any Products scheduled prior to the effective date of expiration or termination for sale and delivery thereafter, rather, any and all such sales and deliveries shall be consummated as scheduled. Additionally, notwithstanding the expiration or termination of this Agreement, unless termination was due to TapouT sale of defective or harmful Product, or goods that violated MPC's intellectual property rights, TapouT shall be permitted to continue to distribute and sell its existing on-hand inventory of Products, on a non-exclusive basis, for a period of twelve (12) months following the date of such expiration or termination (the "Sell-Off Period"), provided that upon the effective date of termination or expiration, TapouT delivers to MPC a true and correct inventory list, and provided further that MPC does not elect to re-purchase such inventory (or portion thereof), which re-purchase price shall be at TapouT's direct cost to produce the Product. NEITHER MPC NOR TAPOUT SHALL HAVE THE RIGHT TO CLAIM ANY INDEMNITY, REIMBURSEMENT OR COMPENSATION FOR ALLEGED LOSS OF CLIENTELE, GOODWILL, LOSS OF PROFITS ON ANTICIPATED SALES OR THE LIKE OR HAVE ANY OTHER RIGHT TO COMPENSATION FOR LOSSES OR DAMAGES RESULTING FROM THE EXPIRATION OR TERMINATION OF THIS AGREEMENT, BOTH PARTIES ACKNOWLEDGING THAT EACH HAS DECIDED AND WILL DECIDE ON ALL INVESTMENTS, EXPENDITURES AND COMMITMENTS IN FULL AWARENESS OF THE POSSIBILITY OF ITS LOSSES OR DAMAGES RESULTING FROM SUCH EXPIRATION OR TERMINATION AND IS WILLING TO BEAR THE RISK THEREOF.

              (viii) Survival. The Parties agree that their respective rights, obligations and duties which, by their nature, extend beyond the termination or expiration of this Agreement, will survive any termination or expiration of this Agreement. For the avoidance of doubt, it is the Parties' express intention hereunder that (i) each Party shall be entitled to receive, and that such party shall actually receive, its respective Revenue Share resulting from the sale of Products to Designated Customers, whether by TapouT, or MPC or any third party designated thereby, or otherwise, during the Distribution Term and during the Sell-Off Period, and (ii) neither Party shall take any action, or omit to take action, or otherwise act to interfere with or circumvent the rights of the other Party.

               (ix) Upon the occurrence of any event of default entitling a Party to terminate this Agreement, the non-defaulting party shall send notice of default, specifying the nature of the default, to the other party. The non-defaulting party will permit thirty (30) days following the date of such notice to enable the other party to cure the problem to the non-defaulting party's reasonable satisfaction. Failure to cure the problem will result in termination without further notice by the non-defaulting party, unless such non-defaulting party extends the cure period by written notice or withdraws the default notice.

     3.   Supply Agreement.

          (a) During the term of the Supply Agreement, MPC shall buy its full requirement of Products from TapouT;

          (b) TapouT will sell the Products to MPC at twenty-five (25) percent below TapouT's wholesale price; and

          (c) TapouT may, with reasonable MPC approval and qualification not to be unreasonably withheld, conditioned or delayed, utilize one or more third-party manufacturers in connection with the manufacture of the Products. TapouT will enter into appropriate intellectual property licensing and confidentiality agreements with any third-party manufacturer to permit the manufacture of the Products and with respect to the non-disclosure of any licensed intellectual property by such manufacturer to third parties.

          (d) MPC represents it has existing relationships with various vendors and distributors it uses to provide apparel solely for promotional and marketing purposes that does not conflict with this Agreement. The Parties agree that TapouT shall have first opportunity to manufacture apparel for MPC to be used only for promotional and marketing purposes at twenty-five percent (25%) above TapouT's cost. In the event that TapouT is unable to provide the promotional apparel within the requisite time parameters set forth by MPC, MPC shall have the right to use its own manufacturing relationships to any order TapouT could not fulfill. . MPC shall make a commercially reasonably effort to provide adequate notice to TapouT for all orders of marketing and promotional goods.

     4.   Intentionally Omitted.

     5.   Representations and Warranties.

           (a)  Mutual General Representations and Warranties.

                (i) Organization and Qualification. Each Party represents and warrants that it is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation or company in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

                (ii) Authorized Agreement. Each Party represents and warrants that the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement, are within its powers, have been duly authorized by all necessary action, do not require any consent or other action by and in respect of or filing with any third party or governmental body or agency and do not, and shall not, contravene, violate or conflict with or constitute a default under any agreement, or any provision of applicable law, regulation, or published interpretive guidance or ruling.

          (b) TapouT's Specific Representations and Warranties. TapouT represents and warrants that it has the resources and capacity to adequately perform its obligations under this Agreement.

          (c) MPC's Specific Representations and Warranties. MPC represents and warrants that (i) MPC has the resources and capacity to adequately perform its obligations under this Agreement, (ii) title to all Products shall be free and clear of all liens, encumbrances, interests, obligations, duties, or claims of third parties including, but not limited to, any kind or type of distribution agreement(s) in any country(ies) including, but not limited to, Canada, (iii) MPC solely and exclusively owns, free and clear of all liens, encumbrances or third party obligations, the rights to the MPC Property, (iv) MPC has no indebtedness for borrowed money, and (v) to the best of its knowledge, the MPC Property and the Products are an original work of authorship, prepared without reliance on any third-party works, (vi) it is the sole and exclusive owner of all right, title and interest in the MPC Property and all intellectual property rights associated with them, the MPC Property and the intellectual property rights associated with them are free and clear of all encumbrances, including, without limitation, security interests, liens, encumbrances, charges or other restrictions, (vii) to the best of its knowledge, the MPC Property and the Products and their production, modification and distribution do not and will not violate the patent, copyright, trade secret and similar rights of any third parties, and
(viii) it is a corporation duly organized and validly existing under the laws of the state of Nevada and that the execution, delivery and performance of this Agreement has been duly and validly authorized by it, and all necessary corporate action has been taken to make this Agreement legal, valid and binding agreements of MPC in accordance with their respective terms.

          (d) EXCEPT AS SET FORTH IN THIS SECTION 5, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, TAPOUT MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUANTITY OF SALES OF PRODUCTS TO BE MADE HEREUNDER, THE COMMERCIAL SUCCESS OF THE PRODUCTS IN CONNECTION THEREWITH, OR THE AGGREGATE U.S. DOLLAR VALUE OF SALES TO BE MADE BY MPC AS A RESULT OF PRODUCT PURCHASE ORDERS.

          (e) Neither Party shall solicit the employees of the other Party during the Term and for twelve (12) months thereafter. It is understood that TapouT and MPC are and may remain in competition with each other, and with the exception of TapouT's obligations hereunder with respect to performance of the Distribution Services, neither shall have an obligation to consider the interests of the other when making decisions relating to its own business and shall have no obligation to present business opportunities to the other. It is understood and acknowledged that both Parties are materially relying on this Section 3(d) in entering into this Agreement, and any breach hereof by a Party is likely to cause the other Party irreparable harm such that money damages alone will be insufficient and the non-breaching Party shall, in addition to its other rights and remedies, be entitled to injunctive and other equitable relief with no obligation to post bond of surety.

          (f) Each Party and the Principal hereby covenant and agree not to take any action that would cause the foregoing representations to become untrue during the term of this Agreement.

     6.   Confidential Information.

          (a) Confidential Information. For the purposes of this Agreement, "Confidential Information" means any information that a Party designates as confidential or which the receiving Party knows or has reason to know is confidential. Without limiting the foregoing, Confidential Information includes financial, business and technical plans and strategies, inventions, new products, services or technology. Confidential Information does not include information which is: (a) already known by the receiving Party at time of disclosure; (b) or becomes, through no act or fault of the receiving Party, publicly known; (c) received by the receiving Party from a third party without a restriction on disclosure or use; or (d) independently developed by the receiving Party without reference to the disclosing Party's Confidential Information. The receiving Party may disclose Confidential Information to the extent required to be disclosed by a court or governmental agency pursuant to a statute, regulation or valid order including, but not limited to, the rules of the United States Securities Exchange Commission and any stock exchange or quotation system (e.g., Nasdaq) on which the securities of a Party are listed or quoted; provided that the receiving Party first notifies the disclosing Party and gives it the opportunity to seek a protective order or to contest such required disclosure.

          (b) Restrictions. Each Party shall hold the disclosing Party's Confidential Information in confidence and shall not use such information except as permitted under this Agreement. Each Party shall use the same precautions to prevent disclosure to third parties of such information as it uses with its own confidential information, but in no case less than reasonable efforts.

          (c) Additional Obligations. Each Party agrees to notify the other Party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Agreement.

     7.   Restrictive Covenants.

          (a) During the Term and for 12 months following the expiration or termination of this Agreement, MPC shall not contract with or otherwise benefit from the services of TapouT's manufacturing, marketing or advertising vendors and suppliers, without the express written consent of TapouT. This restriction shall not apply to any vendors or suppliers who were already known to MPC as of the Effective Date.

          (b) During the Term and for a period of one 1 year thereafter, each Party agrees that it shall not, directly or indirectly, (a) hire any employee of the other Party or solicit, induce or entice any employee of the other Party to leave such employment or cause anyone else to do so, or (b) except with respect to serving on the board of directors of the other Party, or holding or making an investment in the other Party, enter into business or work with any current employee of the other Party in any business, partnership, limited liability company, firm, corporation or other entity then in competition with such Party as long as such employee is still employed by such other Party.

          (c) Each Party and the Principal agrees that any violation of the terms and conditions of this Agreement would cause irreparable injury for which it would have no adequate remedy at law. Consequently, the Parties and the Principal agree that the non-breaching party shall be entitled to temporary and permanent restraining orders, preliminary injunctions and permanent injunctions to enforce such terms and conditions without the necessity of proving actual damages in connection therewith. This provision with respect to injunctive relief shall not, however, diminish either party's right to claim and recover damages or enforce any of its other legal and/or equitable rights or defenses.

     8.   Miscellaneous.

          (a) Force Majeure. Neither Party shall be liable for failure or delay in performance under this Agreement due to causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, terror, fire, flood, explosion, acts of any government, any other causes not within the reasonable control of the Party affected (a "Force Majeure Event"). In the event either Party is unable to perform any of its obligations hereunder due to a Force Majeure Event, such Party shall promptly notify the other Party. Performance hereunder shall be promptly resumed after the applicable Force Majeure Event has been remedied.

          (b) Subcontractors. TapouT shall have the right, in connection with the performance of its obligations hereunder, to engage any third parties, including, without limitation, contract manufacturers, shipping agents, import companies, customs agents, or resellers reasonably acceptable to MPC to assist in the performance of TapouT's obligations hereunder. TapouT may appoint sub-distributors or resellers but only with MPC's prior written approval, which approval shall not be unreasonably denied. TapouT shall take commercially reasonable steps to monitor its manufacturing contractors and to ensure that its manufacturing contractors comply with all applicable laws, including, without limitation, wage and hour and workplace safety laws, and that its subcontractors do not hire underage children to engage in the manufacture of Products. TapouT shall immediately stop using any contractors that are found to have violated applicable laws regarding wage and hour or workplace safety, or hiring underage children.

          (c) Limitation of Liability. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS TO THE OTHER, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOSS OF BUSINESS OR NET REVENUES, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION OF LIABILITY REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS AGREEMENT.

           (d) Assignment. Neither Party may assign, transfer and/or convey this Agreement, by operation of law or otherwise, and/or any of its rights, licenses, privileges, and/or obligations hereunder, in whole or in part, to any third party or entity without the express and prior written consent of the other Party, which consent may be denied in its sole and subjective discretion. This Agreement will inure to the benefit of the Parties and their respective successors, and permitted assigns, licensees, sublicensees, and distributors, if any.

          (e) Injunctive Relief. It is understood and acknowledged that TapouT is materially relying on MPC's obligations, covenants, agreements, representations and warranties set forth in this Agreement, and any breach hereof is likely to cause TapouT irreparable harm such that money damages alone will be insufficient and TapouT will, in addition to its other rights and remedies, be entitled to injunctive and other equitable relief with no obligation to post a bond or surety.

          (f) Notices. All notices and other communications between the Parties to this Agreement shall be given by United States mail or a nationally recognized overnight delivery service to the address of the applicable Party set forth above, unless a Party has previously given notice hereunder of a change of notice address.

          (g) Headings. The headings in this Agreement are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

          (h) Independent Contractors. In accordance with the mutual intentions of the Parties hereto, TapouT is performing services for MPC as an independent contractor, and all of the terms and conditions of this Agreement shall be interpreted in light of such relationship. The Parties further agree that each Party is an independent contractor acting for their own account and that their relationship shall not constitute a joint venture, partnership, or agency. Except as contemplated herein, neither Party is authorized on behalf of the other Party to make any statements, representations or warranties, or to enter into any contracts or commitments, or otherwise act on the other's behalf unless authorized in writing.

          (i) Amendment; Waiver. This Agreement and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          (j) Attorney's Fees. Should either Party hereto initiate a legal or administrative action or proceeding (an "Action") to enforce any of the terms or conditions of this Agreement, the prevailing Party (as determined by the court or other fact-finder) shall be entitled to recover from the losing Party all reasonable costs of the Action, including without limitation attorneys' fees and costs.

          (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. For purposes hereof, a facsimile or photocopy of this Agreement, including the signature pages hereto, shall be deemed to be an original.

          (l) Severability. In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

          (m) Governing Law; Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of California, without giving effect to any of the conflict of law or choice of law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. The Parties shall undertake all commercially reasonable efforts to resolve in an amicable manner any controversy arising out of or in connection with this agreement for a period of twenty (20) days following the date of notice by one Party to the other regarding such controversy. All disputes, controversies, or differences arising between the Parties out of or in connection with this Agreement, or the breach thereof, which cannot be resolved amicably, shall be subject to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California, and the Parties expressly agree to and submit to the jurisdiction of such courts.

          (n) Entire Agreement. This Agreement, including the exhibit attached hereto and any addendums executed by the Parties, constitute the entire agreement and understanding between the Parties, and integrate all
prior discussions between the Parties related to its subject matter.   Any
term of provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity of unenforceability without rendering invalid and unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of the any of the terms or provisions of this Agreement in any other jurisdiction. This Agreement supersedes and replaces all prior and contemporaneous warranties, representations and agreements, whether written or oral, and whether made by the Parties themselves or their agents. This Agreement may be executed in counterparts, which together will constitute the Agreement. Facsimile and photo copies may be used for all purposes as an original.

           (o) ADR. Except as may otherwise be expressly provided in this Agreement, all disputes relating to this Agreement shall be exclusively resolved by binding arbitration before a single American Arbitration Association arbitrator in Los Angeles, CA using the Commercial Dispute Rules in effect as of the Effective Date. The terms of California Civil Code Sections 1283 and 1283.05 pertaining to pre-hearing discovery are incorporated herein and shall apply to the arbitration. Each Party to the arbitration will be responsible for an equal share of the arbitrator's fees and costs, regardless of outcome. The arbitrator will have the authority to award the substantially prevailing Party its costs and expenses, including attorneys' fees and costs. The arbitrator's decision shall be enforceable by any court or tribunal with jurisdiction over the Parties. Except as specifically provided in Section 7(g), this Agreement and the rights granted to TapouT hereunder cannot be terminated or rescinded and MPC irrevocably waives any right to equitable or injunctive relief and shall be limited to claims for money damages.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

MUSCLEPHARM CORPORATION	TAPOUT, LLC    TAPOUT, LLC



By: /s/ Brad Pyatt                     By: /s/ Marc Kreiner
Name:  Brad Pyatt                      Name:  Marc Kreiner
Title:  CEO                            Title:  President & Chairman


FOR PURPOSES OF SECTION 2(b)(i) ONLY:


/s/ Brad Pyatt
Name: Brad Pyatt


/s/ Cory Gregory
Name: Cory Gregory




                                  EXHIBIT A

                                  MPC MARKS

MusclePharm Assault
MusclePharm Battle Fuel
MusclePharm Combat Powder
MusclePharm BulletProof Nightime Recovery Matrix
MusclePharm Recon
MusclePharm Shred Matrix
MusclePharm MuscleGel
MusclePharm Energel
MusclePharm
Fuel the Athlete Inside
The Athletes Company
Confidence Built Here
Strong is the New Sexy
We Are the Future
Protein on the Go

MusclePharm Logo with example "FUEL THE ATHLETE INSIDE".